                                                                    EXHIBIT 99.1


                              [SCPIE LETTERHEAD]
            SCPIE Holdings Elects Henry Gluck to Board of Directors

     LOS ANGELES--Aug. 5, 1999--SCPIE Holdings Inc. (NYSE:SKP) today announced that Henry Gluck, former chairman and Chief Executive Officer of Caesars World Inc. and a former member of the board of directors of ITT Industries (NYSE:
IIN), has been elected to its board of directors. His election increases the size of SCPIE's board to 13.

     "We are pleased to have an executive of Henry's stature and background join our board of directors," said Donald J. Zuk, SCPIE president and Chief Executive Officer. "Henry is a highly respected corporate executive who brings to SCPIE the knowledge of having headed or helped manage a number of high-profile companies. "His wealth of experience as both a businessman and a community leader will serve our company well as we embark on a course to expand our services and enter new markets in a highly competitive industry."

     Prior to heading Caesars World, Gluck, 71, was President of Monogram Industries, Inc., which, under his leadership, became one of the fastest-growing conglomerates listed on the New York Stock Exchange. He also served as Chairman, President and Chief Executive Officer of Magnasync-Movioloa, Inc.

     Among his community affiliations, Gluck has served as a member of the National Council of the Salk Institute, as a trustee of the City of Hope, and as Chairman of the board of trustees of The Westlake School. He also served as Chairman of the Business Institute in Gerontology of the Ethel Percy Andrus Gerontology Center at the University of Southern California.

     Gluck received a bachelor of science degree in economics, finance and international trade from the University of Pennsylvania, Wharton School of Finance and Commerce.

     SCPIE Holdings Inc. is one of the nation's leading providers of medical malpractice insurance, based on direct premiums written in 1998. SCPIE currently insures more than 13,500 physicians, other providers, and oral and maxillofacial surgeons practicing alone or in medical groups, clinics or other healthcare organizations. The company also insures a variety of healthcare facilities, including hospitals, emergency departments, outpatient surgery and hemodialysis centers, and clinical and pathology laboratories.

     In addition to historical information, this news release contains forward-looking statements that are based upon the company's estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Actuarial estimates of losses and loss expenses and expectations concerning the company's ability to retain its current insureds and to expand its product lines and its business in existing and into new geographical areas, including through the Brown & Brown affiliation, are dependent upon a variety of factors, including future economic, competitive and market conditions, future legislative and regulatory changes and the cyclical nature of the property and casualty industry, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as representation by the company or any other person that the company's objectives or plans will be realized.